UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALD SERVICES, INC.

(Exact name of Registrant as specified in its charter)

Nevada	0-27035	88-0408274
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Sembrado Rancho Santa Margarita, California	92688
(Address of principal executive offices)	(Zip Code)

TIM HOLMQUIST CONSULTING AGREEMENT

(Full title of Plan)

Thomas K. Russell

ALD Services, Inc.

30 Sembrado

Rancho Santa Margarita, California 92688

(Name and address of agent for service)

(949) 459-1220

(Telephone number, including area code, of agent for service)

Copy To:

Gary S. Joiner

Frascona Joiner Goodman and Greenstein, P.C.

4750 Table Mesa Drive

Boulder, CO 80305

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offeringprice
Common stock, no par value	25,000 shares	$ 5.45	$ 136,250

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933 as amended (the "Securities Act") , this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2) Estimated pursuant to Rule 457 (h) (1) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the closing bid and asked prices on the Over the Counter Bulletin Board as of April 8, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

* The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b) (1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 2 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 2. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously or concurrently filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement:

    The Companys Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 (the "Annual Report") filed by the Company (SEC File No. 0-27035) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Commission on April 4, 2002.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(c) The description of the Companys Common Stock set forth under the caption "Description of Securities" in its 10-SB Registration Statement filed with the Commission on August 13, 1999, is hereby incorporated by reference.

All of the above documents and documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

All documents incorporated by reference herein will be made available to all participants in the Tim Holmquist Consulting Agreement without charge, upon written or oral request. Other documents required to be delivered to participants pursuant to Rule 428(b) (1) under the Securities Act of 1933 are also available without charge, upon written or oral request. All requests for documents shall be directed to:

ALD Services, Inc.

c/o Gary S. Joiner

Frascona Joiner Goodman and Greenstein, P.C.

4750 Table Mesa Drive

Boulder, Colorado 80305

(303) 494-3000

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company is a Nevada corporation. The Nevada Revised Statutes provide authority for broad indemnification of officers, directors, employees and agents of a corporation, with certain specified exceptions.

Article 7 of the Companys Articles of Incorporation provides that the Company shall have the power to indemnify its directors, officers, employees and agents to the maximum extent permitted by law.

Article V of the Companys By-Laws provides for extensive indemnification of its directors, officers, employees and agents.

At the present time, the Company does not have any officer-director liability insurance, nor does the Company have indemnification agreements with any of its directors, officers, employees or agents.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a) (2) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; PROVIDED, HOWEVER, that provisions (i) and (ii) of this undertaking do not apply if the information required to be included in a post--effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Companys annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and, is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

ALD SERVICES, INC.

By: /S/ THOMAS K. RUSSELL

Thomas K. Russell (President and Director)

Date: April 17, 2002

ALD SERVICES, INC.

EXHIBIT INDEX TO

FORM S-8 REGISTRATION STATEMENT

EXHIBIT NO.	DESCRIPTION
4.1	Tim Holmquist Consulting Agreement
5.1	Opinion of Frascona, Joiner, Goodman & Greenstein, P.C.
23.1	Consent of Comiskey & Company
23.1	Consent of G. Brad Beckstead, CPA
23.3	Consent of Frascona, Joiner, Goodman & Greenstein, P.C.

Exhibit 4.1

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is entered into as of the 1st day of

December, 2001, by and between Tim Holmquist, of 15187 Edgewater Circle, Prior Lake, MN 55372 ("Consultant") and ALD Services, Inc., a Nevada corporation ("ALD"), with reference to the following:

RECITALS

A. ALD desires to be assured of the association and the services of Consultant in order to avail itself of Consultant's experience, skills, abilities, knowledge and background to facilitate various transactions, including, but not limited to a proposed stock exchange transaction between ALD and various target companies (the "Transactions"), and to advise ALD and its directors, officers and representatives and such other persons as ALD may, from time to time, determine, in connection therewith. ALD is willing to engage Consultant upon the terms and conditions set forth herein.

B. Consultant agrees to be engaged and retained by ALD upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Engagement ALD hereby engages Consultant, and Consultant hereby accepts the engagement to become a consultant to ALD and to render such advice, consultation, information, and services to ALD and such persons as it may designate in respect of the Transactions, including, but not limited to:

A. Assistance in the identification of a target companies suitable for stock exchange

Transactions and assistance in the structuring and negotiation of the Transactions;

B. Assistance in the identification of an investment banking firm suitable for the

Transactions and assistance in the structuring and negotiation of an appropriate investment banking agreement;

C. Assistance in the identification of investor relations, public relations and financial communications firms suitable for ALD, and assistance in the structuring and negotiation of appropriate consulting agreements with such firms;

D. Assistance in the identification of companies suitable as acquisition targets for ALD,

and assistance in the due diligence, structuring and negotiation of such Transactions.

It shall be expressly understood that Consultant shall have no power to bind ALD, or any other parties in respect of which Consultant is providing direct or indirect services under this Agreement, to any contract or obligation or to transact any business in any such party's name or on behalf of any such party in any manner. It is further understood that Consultant's role shall be advisory only, and ALD shall have discretion to accept or reject the advice or recommendations of Consultant hereunder.

2. Term. The term of this Agreement shall commence on the date hereof and continue for a term of one year. This Agreement may be extended by agreement of both parties, unless or until this Agreement is terminated. Either party may cancel this Agreement upon five (5) days written notice in the event either party violates any material provision of this Agreement and fails to cure such violation within five (5) days of written notification of such violation from the other party. Such cancellation shall not excuse the breach or non-performance by the other party or relieve the breaching party of its obligation incurred prior to the date of cancellation.

3. Compensation and Fees. The engagement fee payable to Consultant shall be up to twenty-five thousand dollars ($25,000) payable in the form of up to twenty-five thousand (25,000) newly issued and shares of ALD common stock (the "Shares") to be registered by ALD with the SEC on Form S-8. The Shares shall be delivered as follows:

A. Initial Shares Ten thousand (10,000) of the Shares shall be delivered to Consultant immediately following the registration of such Shares with the SEC on Form S-8; and

B. Remaining Shares Subject to approval of Consultant's ongoing services by the board of directors of ALD,. the remaining fifteen thousand (15,000) Shares shall be delivered to Consultant in one or more deliveries following the date of the Initial

Delivery.

4. Exclusivity; Performance; Confidentiality The services of Consultant hereunder shall not be exclusive, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of ALD. Consultant shall be required to spend only such time as is necessary to service ALD in a commercially reasonable manner. Consultant acknowledges and agrees that confidential information proprietary to ALD and obtained during its engagement by ALD, shall not be, directly or indirectly, disclosed without the prior express written consent of the ALD, unless and until such information is otherwise known to the public generally or is otherwise not secret and confidential.

5. Independent Contractor. In its performance hereunder, Consultant and his agents shall be an independent contractor. Consultant shall complete the services required hereunder according to his own means and methods of work, shall be in the exclusive charge and control of Consultant and not subject to the control or supervision of ALD, except as to the results of the work. ALD acknowledges that nothing in this Agreement shall be construed to require Consultant to provide services to ALD at any specific time, or in any specific place or manner. Payments to Consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

6. Miscellaneous. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations. There are no third party beneficiaries to this Agreement. This Agreement shall be governed by the laws of the State of Nevada.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.

ALD SERVICES, INC., a Nevada corporation	CONSULTANT

By: /s/ Thomas K. Russell Thomas K. Russell, President	/s/ Tim Holmquist Tim Holmquist

EXHIBIT 5.1

Frascona Joiner Goodman and Greenstein, P.C.

4750 Table Mesa Drive

Boulder, CO 80305

Phone: (303) 494-3000

Facsimile: (303) 494-6309

April 16, 2002

ALD Services, Inc.

30 Sembrado

Rancho Santa Margarita, California 92688

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") as proposed to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of up to 25,000 shares of Common Stock, $0.001 par value per share (the "Common Stock"), of ALD Services, Inc., a Nevada corporation (the "Company"), pursuant to the Consulting Agreement dated December 1, 2001, by and between the Company and Tim Holmquist. We have further examined the proceedings that you have previously taken and are familiar with the additional proceedings proposed to be taken in connection with the authorization, issuance, and sale of the Common Stock.

Subject to compliance with applicable state securities and "Blue Sky" laws, we are of the opinion that the Common Stock, upon issuance and sale (or resale, if applicable) , in the manner described in the Registration Statement, will be (or has been and is, if applicable), legally issued and fully paid, and will (or does, if applicable) constitute nonassessable securities of the Company.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

Very truly yours,

/S/ FRASCONA JOINER GOODMAN AND GREENSTEIN, P.C.

EXHIBIT 23.1

[Comiskey & Company Letterhead]

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the use, by incorporation by reference, in the Form S-8 Registration Statement under the Securities Act of 1933 of ALD Services, Inc., (a Nevada Corporation) (Registrant) of our report dated March 25, 2002 on the financial statements of ALD Services, Inc., as of December 31, 2001 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2001 and for the period from inception (November 10, 1998) to December 31, 2001 contained in the Registrant's annual report on Form 10-KSB, and to references to our firm as experts in the area of accounting and auditing.

Denver, Colorado

April 16, 2002

/s/ Comiskey & Company

PROFESSIONAL CORPORATION

EXHIBIT 23.2 Consent of G. Brad Beckstead, CPA

[G. Brad Beckstead Letterhead]

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the use, by incorporation by reference, in the Form S-8 Registration Statement under the Securities Act of 1933 of ALD Services, Inc., (a Nevada Corporation) (Registrant) of our report dated April 1, 2002 on the financial statements of ALD Services, Inc., as of December 31, 2000, and 1999, and the related statements of operations, stockholders' equity and cash flows for the years then ended, and for the period from inception (November 10, 1998) to December 31, 2000 contained in the Registrant's annual report on Form 10-KSB, and to references to our firm as experts in the area of accounting and auditing.

Las Vegas, Nevada

April 16, 2002

/s/ G. Brad Beckstead, CPA

Exhibit 23.3

Frascona Joiner Goodman and Greenstein, P.C.

4750 Table Mesa Drive

Boulder, CO 80305

Phone: (303) 494-3000

Facsimile: (303) 494-6309

April 16, 2002

ALD Services, Inc.

30 Sembrado

Rancho Santa Margarita, California 92688

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") as proposed to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of up to 25,000 shares of Common Stock, $0.001 par value per share (the "Common Stock"), of ALD Services, Inc., a Nevada corporation (the "Company"), pursuant to the Consulting Agreement dated December 1, 2001 by and between the Company and Tim Holmquist. We have further examined the proceedings that you have previously taken and are familiar with the additional proceedings proposed to be taken in connection with the authorization, issuance, and sale of the Common Stock.

Subject to compliance with applicable state securities and "Blue Sky" laws, we are of the opinion that the Common Stock, upon issuance and sale (or resale, if applicable) , in the manner described in the Registration Statement, will be (or has been and is, if applicable), legally issued and fully paid, and will (or does, if applicable) constitute nonassessable securities of the Company.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

Very truly yours,

/S/ FRASCONA JOINER GOODMAN AND GREENSTEIN, P.C.